Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENITEC BIOPHARMA INC.

The undersigned, being the Chief Executive Officer of Benitec Biopharma Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Benitec Biopharma Inc., and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on November 22, 2019 under the name Benitec Biopharma Inc.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Article IV of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, all of which shall be Common Stock with a par value of $0.0001 per share. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to effect a reverse stock split (the “Certificate of Amendment”) pursuant to Section 242 of the DGCL, each seventeen (17) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to the Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.

3. That this Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on July 26, 2023.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 25th day of July, 2023.

/s/ Dr. Jerel Banks
Dr. Jerel Banks
Chief Executive Officer

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